Exhibit 99

FOR IMMEDIATE RELEASE	CONTACT: John Stafford (415) 765-4850
jstafford@bankofthewest.com
BANCWEST POSTS EARNINGS OF $148.6 MILLION,
UP 26.7% FROM THIRD QUARTER OF 2004
     (Honolulu and San Francisco, October 20, 2005) — BancWest Corporation, parent company of Bank of the West and First Hawaiian Bank, today reported net income of $148.6 million for the third quarter of 2005, up 26.7% from the same quarter last year. For the nine months ended September 30, 2005, BancWest’s net income was $434.3 million, up 25.9% from the same period of 2004.
     “Bank of the West and First Hawaiian Bank both contributed to double-digit percentage loan, deposit and revenue growth in the third quarter compared to the same quarter in 2004,” said Don J. McGrath, President and CEO of BancWest. “Despite the negative effect a flattening yield curve has had on the company’s net interest margin, organic growth, plus the contribution of last year’s bank acquisitions in California, the Rockies and the Midwest, continue to drive strong year-over-year earnings growth.
     “We also look forward to the integration later this year of Commercial Federal Corporation, whose branch network and presence in major Midwestern markets will deepen our position in Colorado, Nebraska, Arizona and Iowa, while introducing our brand for the first time in many Kansas, Oklahoma and Missouri communities.”
BancWest Third-Quarter Results:
     Assets, loans, deposits. BancWest had total assets of $54.6 billion at September 30, 2005, up 32.0% from a year earlier. Loans and leases totaled $35.1 billion, up 26.2%. Deposits were $35.6 billion, up 25.3%. The increases resulted from internal growth and the acquisitions completed in the fourth quarter of 2004.
     Credit quality. BancWest’s nonperforming assets were 0.41% of loans and foreclosed properties at September 30, 2005, an improvement from 0.44% a year earlier.

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BancWest Posts Earnings of $148.6 Million,
Up 26.7% from Third Quarter of 2004

     Loan loss reserve. With the continued improvement in credit quality, BancWest’s allowance for credit losses was reduced to 1.20% of total loans and leases at September 30, 2005, from 1.39% a year earlier.
     Net interest income for the quarter was $403.7 million, up 22.1% from the third quarter of 2004. Net interest margin was 3.61% compared with 3.83% for the same quarter a year ago.
     Noninterest income, at $136.8 million, increased 30.5% from the third quarter of 2004.
     Noninterest expense was $290.7 million for the quarter, up 24.0% from the same quarter a year ago, largely due to acquisitions. Excluding merger-related expenses of $3.6 million and $5.8 million in the third quarters of 2005 and 2004, respectively, noninterest expense increased 25.5%.
     The provision for loan and lease losses for the quarter was $10.7 million, compared with $10.6 million in the third quarter of 2004.
Commercial Federal Acquisition:
     BancWest announced in June 2005 that its Bank of the West subsidiary had signed a definitive agreement to acquire Commercial Federal Corporation (NYSE: CFB) in a cash transaction valued at $1.36 billion. Bank of the West will pay $34 for each Commercial Federal share, with a special 50-cent-per-share dividend paid at closing.
     Omaha-based Commercial Federal is the parent company of Commercial Federal Bank, the nation’s 12th-largest thrift, which operates 198 branches in seven states in the Midwest, Colorado and Arizona. As of June 30, 2005, Commercial Federal Corporation had total assets of $10.3 billion, deposits of $6.4 billion and loans of $7.8 billion. In 2004, the company earned $76.4 million.
     After the acquisition is completed, Commercial Federal branches will become part of Bank of the West, which will become the third largest commercial bank headquartered west of the Mississippi River. The acquisition will add three new states (Missouri, Oklahoma and Kansas) to BancWest’s branch footprint. Following the acquisition, BancWest will have approximately $64 billion in assets and serve more than 4 million customer accounts through 737 locations in 20 states.
     The boards of directors of BNP Paribas, BancWest and Commercial Federal Corporation and federal and state banking regulators have approved the transaction. The merger requires

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BancWest Posts Earnings of $148.6 Million,
Up 26.7% from Third Quarter of 2004

approval from Commercial Federal shareholders. Commercial Federal has announced that it will convene a special meeting of shareholders on November 1, 2005, to vote on the merger. The merger is expected to close in December.
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     About BancWest: BancWest Corporation (www.bancwestcorp.com) is a financial holding company with assets of $54.6 billion. It is a wholly owned subsidiary of BNP Paribas (www.bnpparibas.com), an international financial services group. BancWest is headquartered in Honolulu, Hawaii, with an administrative headquarters in San Francisco, California. Its principal subsidiaries are Bank of the West (477 banking locations in Arizona, California, Colorado, Idaho, Iowa, Minnesota, Nebraska, New Mexico, Nevada, North Dakota, Oregon, South Dakota, Utah, Washington, Wisconsin and Wyoming) and First Hawaiian Bank (62 branches in Hawaii, Guam and Saipan).
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     This release contains forward-looking statements, including statements regarding anticipated timing of the Commercial Federal Corporation transaction and possible performance of the combined company after the transaction is completed. Such statements reflect management’s best judgment as of this date, but they involve risks and uncertainties that could cause actual results to differ materially from those presented. Factors that could cause such differences include, without limitation: (1) the possibility that regulatory approvals may be delayed or denied or that burdensome conditions may be imposed in connection with such approvals; (2) the possibility of customer or employee attrition following this transaction; (3) failure to fully realize expected cost savings from the transaction; (4) lower than expected revenues following the transaction; (5) problems or delays in bringing together the two companies; (6) the possibility of adverse changes in global, national or local economic or monetary conditions, (7) competition and change in the financial services business, and (8) other factors described in our recent filings with the Securities and Exchange Commission. Those factors or others could result, for example, in delay or termination of the transaction discussed above. Readers should carefully consider those risks and uncertainties in reading this release. Except as otherwise required by law, BancWest and Commercial Federal Corporation disclaim any obligation to update any forward-looking statements included herein to reflect future events or developments.
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     In connection with the proposed transaction, Commercial Federal has filed proxy statements and other materials with the Securities and Exchange Commission. Investors are urged to read the proxy statement and these materials because they contain important information.
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     Commercial Federal and its officers and directors may be deemed to be participants in the solicitation of proxies with respect to the proposed transaction matters. Information regarding such individuals is included in Commercial Federal’s proxy statements and Annual Reports on Form 10-K previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger. Investors may obtain a free copy of the proxy statements and other relevant documents as well as other materials filed with the Securities and Exchange Commission concerning Commercial Federal and these individuals at the Securities and

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BancWest Posts Earnings of $148.6 Million,
Up 26.7% from Third Quarter of 2004

Exchange Commission’s website at http://www.sec.gov. These materials and other documents may also be obtained for free from Commercial Federal Corporation by sending an e-mail to investor relations@commercialfed.com.
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